Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series R – Floating Rate March 31, 2026	Registration No. 333-283056

PACCAR Financial Corp.

Medium-Term Notes, Series R – Floating Rate

CUSIP #69371RU46

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ J.P. Morgan Securities LLC
☐ BNP Paribas Securities Corp.
☐ BofA Securities, Inc.
☐ ING Financial Markets LLC
☐ Mizuho Securities USA LLC
☐ MUFG Securities Americas Inc.
☐ PNC Capital Markets LLC
☐ RBC Capital Markets, LLC
☐ Santander US Capital Markets LLC
☐ SG Americas Securities, LLC
☐ SMBC Nikko Securities America, Inc.
☐ TD Securities (USA) LLC
☐ U.S. Bancorp Investments, Inc.
☐ Wells Fargo Securities, LLC
☐ Other:

acting as ☒ principal ☐ agent

at: ☐  varying prices related to prevailing market prices at the time of resale

  ☒  a fixed initial public offering price of 100.000% of the Principal Amount.

Principal Amount: $150,000,000	Original Issue Date: April 2, 2026 (T+2)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: April 2, 2029

Net Proceeds to Company: $149,700,000

Interest Payment Dates: Quarterly on each January 2, April 2, July 2 and October 2, commencing July 2, 2026 and ending on the Final Maturity Date

Record Dates: March 19, June 18, September 18 and December 19 preceding the applicable Interest Payment Date

Interest Calculation:

☒ Regular Floating Rate Note	☐ Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate:

☐ Inverse Floating Rate Note Fixed Interest Rate:

☐ Other Floating Rate Note (see attached)

Coupon:	Compounded SOFR (as defined in the Pricing Supplement dated March 31, 2026) as determined on the Interest Determination Dates + 55 basis points

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days (as defined below) preceding each Interest Reset Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Final Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Original Issue Date to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Interest Rate Basis: Compounded SOFR

Index Maturity: Daily

Spread (+/-): +55 basis points

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: 0.000%

Day Count Convention:

☐	30/360 for the period from to .
☒	Actual/360 for the period from April 2, 2026 to April 2, 2029.
☐	Actual/Actual for the period from to .

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:     %

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by us prior to the Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:      (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:      (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price:     %

Form: ☒  Book-Entry ☐  Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about April 2, 2026.

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$150,000,000
Total		$150,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or J.P. Morgan Securities LLC will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533.